Exhibit 99.2

Volcon, Inc. Announces Concurrent Closing of $9.0 Million Securities Offerings

AUSTIN, Texas, May 24, 2023 (GLOBE NEWSWIRE) -- Volcon Inc. (NASDAQ: VLCN), (“Volcon” or the “Company”), the first all-electric, off-road powersports company, today announced the concurrent closing of an underwritten public offering (the “Offering”) and a private placement. Gross proceeds of the Offering to the Company were $4.5 million, before deducting underwriting discounts and other estimated expenses payable by the Company. The Offering consisted of 6,000,000 shares of common stock at a public offering price of $0.75 per share. The Company intends to use the net proceeds from the Offering for general corporate purposes, including working capital, operating expenses and capital expenditures.

Aegis Capital Corp. acted as the sole book-running manager for the Offering.

Concurrently, and as previously announced, the Company signed a securities purchase and exchange agreement (the “Agreement”) on May 19, 2023 to (1) issue an investor approximately $4.9 million original principal amount of nine (9) month convertible senior notes (the “New Notes”) and accompanying warrants (the “New Warrants”) to purchase approximately 5.5 million shares of common stock at an exercise price of $1.09 per share expiring August 2027 (altogether, the “Placement”); (2) exchange senior convertible notes in principal amount of $27.2 million due February 24, 2024 for two senior convertible notes due February 24, 2024 with initial conversion prices of $1.09 and $0.75 (the “Exchange Notes”); and (3) exchange common stock purchase warrants to purchase 9,057,971 shares of common stock at an exercise price of $2.85 per share for warrants to purchase 17,057,971 shares of common stock with an initial exercise price of $1.09 per share (the “Exchange Warrants”). The conversion price of the New Notes and Exchange Notes and exercise price of the New Warrants and Exchange Warrants will be adjusted to $0.75 subject to shareholder approval.

Gross proceeds of the Placement were approximately $4.5 million. The Company intends to use the net proceeds from the Placement for general corporate purposes, including working capital, operating expenses and capital expenditures.

Aegis Capital Corp. is acting as the exclusive placement agent for the Placement.

The Offering was made pursuant to an effective shelf registration statement on Form S-3 (No. 333-269644) previously filed with the SEC and declared effective by the SEC on March 21, 2023. A final prospectus supplement and accompanying prospectus describing the terms of the proposed Offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying prospectus may be obtained, when available, by contacting Aegis Capital Corp., Attention: Syndicate Department, 1345 Avenue of the Americas, 27th floor, New York, NY 10105, by email at syndicate@aegiscap.com, or by telephone at (212) 813-1010.

The securities described above in the Placement were sold in a private placement and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (the “SEC”) or an applicable exemption from such registration requirements. The securities in the Placement were offered only to accredited investors. Pursuant to a registration rights agreement with the investors, the Company has agreed to file one or more registration statements with the SEC covering the resale of the common stock issuable upon conversion of the New Notes and exercise of the Warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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About Volcon

Based in the Austin, Texas area, Volcon was founded as the first all-electric powersports company producing high-quality and sustainable electric vehicles for the outdoor community. Volcon electric vehicles are the future of off-roading, not only because of their environmental benefits, but also because of their near silent operation, which allows for a more immersive outdoor experience.

Volcon's 2023 vehicle roadmap includes both motorcycles and UTVs hitting the market in North America. Its first product, the innovative Grunt, has been shipping to customers since late 2021 and combines a fat-tired physique with high-torque electric power and a near-silent drive train. Volcon just announced the launch of the Grunt EVO, an evolution of the original Grunt with a belt drive, an improved suspension and seat. Volcon also just announced the launch of the Runt LT, which is a fun-sized version of the groundbreaking Grunt, is better suited for small statured riders, more compact properties and trails, or as a pit bike at race events, while still delivering robust off-road capabilities. The Brat is Volcon’s first foray into the wildly popular eBike market for both on road and off-road riding and is currently being delivered to dealers across North America. Volcon is also launched and is currently delivering the Volcon Youth Line of dirt bikes for younger riders between the ages of 4 to 11. Volcon recently launched the Stag and entered the rapidly expanding UTV market. The Stag empowers the driver to explore the outdoors in a new and unique way that gas-powered UTVs cannot. The Stag offers the same thrilling performance of a standard UTV without the noise (or pollution), allowing the driver to explore the outdoors with all their senses.

Volcon Contacts

For Media: media@volcon.com

For Dealers: dealers@volcon.com

For Investors: investors@volcon.com

For Marketing: marketing@volcon.com

For more information on Volcon or to learn more about its complete motorcycle and side-by-side line-up, visit: www.volcon.com

Forward-Looking Statements

Some of the statements in this release are forward-looking statements, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, statements about the anticipated completion and timing of the Offering and Placement and the anticipated use of net proceeds therefrom. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. The Company has attempted to identify forward-looking statements by terminology including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors. Any forward-looking statements contained in this release speak only as of its date. The Company undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events. More detailed information about the risks and uncertainties affecting the Company is contained under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q filed with the SEC, which are available on the SEC’s website, www.sec.gov.

SOURCE: Volcon ePowersports, Inc.

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